THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE WARRANT UNDER SAID ACT OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION.

Warrant No. TTLP-1 For the Purchase of 627,500 Shares (as adjusted pursuant to the provisions hereof)

                              THINKING TOOLS, INC.

                          COMMON STOCK PURCHASE WARRANT

         THIS CERTIFIES THAT, for value received, Thinking Technologies, L.P. (the "Investor"), or its successors or assigns (collectively, the "Warrant Holder"), is entitled to subscribe for and purchase from Thinking Tools, Inc., a California corporation (the "Company"), 627,500 shares of the Company's Common Stock (as defined in Section 12(a) hereof) (the "Warrant Shares") at a price of $0.80 (eighty cents) per share (the "Exercise Price"), as the number of Warrant Shares and the Exercise Price shall be adjusted and readjusted from time to time in accordance with Section 4 hereof.

1.       Exercise of Warrant.

The rights represented by this Warrant may be exercised, at any time prior to December 31, 2006, by the Warrant Holder, in whole or in part, by delivery of
(a) a duly executed notice of exercise in the form of Annex A hereto, and (b) a check payable to (or wire transfer to the account of) the Company in an amount equal to the produce of (x) the Exercise Price times (y) and the number of Warrant Shares as to which this Warrant is being exercised, and (c) in the case of any Warrant Holder other than the Investor by the surrender of this Warrant. This Warrant shall be deemed to have been exercised immediately.prior to the close of business on the date of delivery of a duly executed notice of exercise and the amount payable upon exercise of this Warrant, and in the case of any Warrant Holder other than the Investor, surrender of this Warrant (or, if the Company shall have failed to discharge its obligations under Section 5 hereof before such date, on the date on which such obligations are fully discharged), and, as of such moment, (i) the rights of the Warrant Holder with respect to the number of Warrant Shares as to which this Warrant is being exercised shall cease, except for any continuing registration and indemnification rights provided under Section 5, and (ii) such Warrant Holder shall be deemed to be the record holder of the shares of Common Stock issuable upon such exercise. As soon as practicable after the exercise, in whole or in part, of this Warrant, and in any event within 10 Business Days thereafter, the Company at its expense (including the payment by it of any applicable issuance taxes) will cause to be issued in the name of and delivered to the Warrant Holder, or as the Warrant Holder (upon payment by the Warrant Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which the Warrant Holder shall be entitled upon such exercise. In the event of partial exercise of this Warrant by the Investor as herein provided, the Warrant need not be surrendered to the Company provided that the Investor agrees to make a notation of such partial exercise on the Warrant. If the Warrant is assigned, in whole or in part, pursuant to section 7 hereof, then the assigned hereof shall (a) upon exercise of the Warrant or Warrants surrender the Warrant or Warrants to the Company and
(b) in the event of a partial exercise of the Warrant, surrender the Warrant or Warrants to the Company and the Company shall execute and deliver a new Warrant or Warrants reflecting such partial exercise. Upon exercise in full of the Warrant by any Warrant Holder, such Warrant Holder shall surrender the Warrant to the Company.

2.       Investment Representation.

The Warrant Holder by accepting this Warrant represents that the Warrant Holder is acquiring the Warrant for its own account for investment purposes and not with the view to any offering or distribution and that the Warrant Holder will not sell or otherwise dispose of the Warrant or the underlying Warrant Shares in violation of applicable securities laws; provided, however, that the Investor may transfer this Warrant, in whole or in part, to one of its general partners (a "Partner").

3.       Validity of Warrant and Issue of Shares.

The Company warrants that this Warrant is validly issued and represents and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes and liens and options. The Company further warrants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

4.       Antidilution Provisions

The terms of the Warrant shall be subject to adjustment as follows:

(a) In case the Company shall (i) pay a stock dividend or make a distribution to holders of Common Stock in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common stock into a smaller number of shares or (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, the Exercise Price shall be increased or decreased, as the case may be, to an amount which shall bear the same relation to the Exercise Price in effect immediately prior to such action shall bear to the total number of shares outstanding immediately after such action and, upon each such adjustment of the Exercise Price, each Warrant outstanding prior to the adjustment in the Exercise Price shall thereafter evidence the right to purchase the number of shares of Common stock which the Warrant Holder would have owned after such action had the Warrant been exercised immediately prior thereto. An adjustment made pursuant to this subsection (a) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) In case the Company shall fix a record date for the making of a distribution to holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of (i) assets (other than cash dividends or cash distributions payable out of consolidated net income or earned surplus or dividends payable in Common Stock), (ii) evidences of indebtedness or other securities of the Company, or of any corporation other than the Company (except for the Common Stock of the Company) or (iii) subscription rights, options or warrants to purchase any of the foregoing assets or securities (excluding those referred to in Section 4(d)(3)), whether or not such rights, options or warrants are immediately exercisable (hereinafter collectively called "Distributions on Common Stock"), the Company shall make: provisions for the Warrant Holder to receive upon exercise of a Warrant, a proportional amount (depending upon the extent to which such Warrant is exercised) of such assets, evidences of indebtedness, securities or such other rights, options or warrants, as if such Warrant Holder had exercised the Warrant on or before such record date.

(c) Subject to the exception referred to in Section 4(f), in case the Company shall at any time or from time to time after the date hereof issue any additional shares of Common Stock ("Additional Common Stock") (Other than a dividend or a distribution to holders of Common stock in shares of Common Stock) for a consideration per share less than (i) the then current Market Price per share of Common Stock (determined as provided in Section 4(g)) immediately prior to the issuance of such Additional Common Stock or (ii) the then current Exercise Price immediately prior to the issuance of such Additional Common Stock, or without consideration, then, and thereafter successively upon each such issuance, the current Exercise Price shall forthwith be reduced to a price determined by multiplying such current Exercise Price by a fraction of which:

         ( 1 ) the numerator shall be (i) the number of shares of Common Stock (other than Warrant Shares for which no adjustment is to be made pursuant to Section 4(f)) outstanding immediately prior to such issuance of Additional Common Stock plus (ii) the number of shares of Common Stock which the consideration,, if any, received by the Company upon such issuance of such Additional Common Stock would purchase at the higher of the then current Exercise Price or the Market Price per share; and

153211-1.WPD


     (2) the denominator shall be (i) the number of shares of Common Stock (Other than Warrant Shares for which no adjustment is to be made pursuant to Section 4(f)) outstanding immediately prior to such issuance of Additional Common Stock plus (ii) the number of shares of such Additional Common Stock issued.

Upon each such adjustment of the Exercise Price and subject to the exception referred to in Section 4(f), each warrant outstanding prior to the making of the adjustment in the Exercise Price shall thereafter evidence the right to purchase, at the adjusted Exercise Price, that number of Warrant Shares obtained by multiplying the number of Warrant Shares which would have been issuable upon exercise of the Warrant at the current Exercise Price by a fraction obtained by dividing the Exercise Price immediately prior to the adjustment by the adjusted Exercise Price; provided however, that such adjustments shall be made only if the Exercise Price determined from the fraction set forth in subparagraphs (1) and (2) shall be less than the Exercise Price in effect immediately prior to the issuance of such Additional Common Stock.

(d) For purposes of any adjustment as provided in Section 4(c), the following provisions shall also be applicable.

         (1) ln case of the issuance of Additional Common Stock for cash, the consideration received by the Company therefor shall be deemed to be the net cash proceeds received by the Company for such Additional Common Stock before deducting any commissions or other expenses paid or incurred by the Company for any underwriting or placement of, or otherwise in connection with the issuance of, such Additional Common Stock;

         (2) In case of the issuance (otherwise than conversion of obligations or shares of stock of the Company) of Additional Common Stock for consideration other than cash, including securities acquired in exchange therefor, or consideration a part of which shall be other than cash the amount of the consideration other than cash so received or to be received by the Company shall be deemed to be the value of such consideration at the time of its receipt by the Company as determined in good faith by the Board of Directors of the Company;

         (3) In case of the issuance (other than by way of a Distribution on Common Stock pursuant to Section 4(b)) whether by distribution or sale to holders of its Common Stock or to other, by the Company of (i) any security that is convertible into Common Stock or (ii) any rights, options or warrants to purchase Common Stock other than Warrants, if inclusion thereof in calculating for purposes of Section 4(c) would result in an Exercise Price lower than if excluded, the Company shall be deemed to have issued, hr the consideration described below, the number of shares of Common stock into which such convertible security may be converted when first convertible, or in the number of shares of Common stock deliverable upon the exercise of such rights, options or warrants when first exercisable, as the case may be (and such shares shall be deemed to be Additional Common Stock for purposes of Section 4(c)); provided that if such number of shares is thereafter increased in accordance with the terms of such convertible security rights, options or warrants, as a result of the antidilution provisions of such convertible security, rights, options or warrants, or otherwise, other than any increase due to an adjustment in the Warrant or Warrant Shares pursuant to this Section 4, the Company shall be deemed to have issued at that time such increase and at no consideration, the additional shares of Common stock into which such convertible securities may be converted as a result of such increase or the additional shares of Common Stock for which such rights, options or warrants may be exercised as a result of such increase, as the case may be. The consideration deemed to be received by the Company at the time of the issuance of such convertible securities or such rights, options or warrants shall be the consideration so received determined in the manner provided in Section 4(d)( 1) and 4(d)(2) before deducting any commissions or other expenses paid or incurred by the Company in connection with the issuance of such convertible securities or rights, options or warrants, plus
(x) any consideration or adjustment payment to be received by the Company in connection with such conversion, or (y) the aggregate price at which shares of Common Stock are to be delivered upon the exercise of such rights, options-or warrants when first exercisable or if no price is specified and such shares are to be delivered at an option price related to the market value of the subject Common Stock measured at the time of exercise, then the aggregate price at which shares of Common stock would be delivered upon the exercise of such rights, options or warrants, if the Market Price at such time were the same as the Market Price of the subject Common Stock; measured at the time such rights, options or warrants, if the Market Price at such time were the same as the Market Price of the subject Common Stock measured at the time such rights, options, or warrants were granted; provided that as to such rights, options or warrants further adjustment as shall be necessary on the basis of the actual option price at the time of exercise shall be made at the time of exercise if the actual option price is different from the aforesaid assumed option price. No further adjustment of the Exercise Price shall be made as a result of the actual issuance of shares of Common Stock of the Company referred to in this paragraph (3). On the expiration or termination of such rights, options, options or warrants, or rights to convert, the Exercise Price hereunder shall be readjusted to such Exercise Price as would have obtained had the adjustments made upon the issuance of such rights, options, warrants or convertible securities Been made upon the basis of the deliver of only the number of shares of Common Stock actually delivered upon the exercise of such rights, options or warrants or upon the conversion of any such securities; and

         (4) The number of shares of Common Stock at the time outstanding shall exclude all shares of Common Stock then owned or held directly or indirectly by or for the account of the Company but shall include the aggregate number of shares of Common stock at the time deliverable in respect of the convertible securities, rights, options and warrants referred to in Section 4(d)(3) and
Section 4(f); provided that, to the extent that such rights, options, warrants or conversion privileges are not exercised, such shares of Common Stock shall be deemed to be outstanding only until the expiration dates of the rights, options, warrants or conversion privileges or the prior cancellation thereof.

(e) In the case of the either (x) any consolidation or merger or recapitalization or reclassification to which the Company is a party, other than a consolidation or a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in outstanding shares of the Common Stock, or (y) any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, then the Warrant Holder shall have the right to purchase for the aggregate Exercise Price the kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation, merger, reclassification, recapitalization, sale or conveyance by a holder of the number of shares of Common Stock issuable upon exercise in full of this Warrant immediately prior to such consolidation, merger, reclassification, recapitalization, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4 assuming, in the case of any conveyance, such holder of Common Stock of the Company (i) is not a person with or into which the Company consolidated or merged into the Company or to which such sale or conveyance was made, as the case may be ("Constituent Person") or an affiliate of a Constituent Person and (ii) failed to exercise his rights-or election, if any, as to the kind or amount of shares of stock and other securities and property (including cash) receivable upon such consolidation, merger, reclassification, recapitalization, sale or conveyance is not the same for each share of Common Stock of the Company held immediately prior to such consolidation, merger, reclassification, recapitalization, sale or conveyance by others than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this property (including cash) receivable upon such consolidation, merger, reclassification,recapitalization, sale or conveyance by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The provisions of this subsection (e) shall similarly apply to successive consolidations, mergers, reclassification, recapitalization, sales or conveyances.

(f) No adjustment of the Exercise Price or the number of Warrant Shares shall be made as a result of or in connection with the issuance of Warrant Shares upon exercise of the Warrant.

(g) For the purpose of any computation under this Section 4, the current market price (the "Market Price") per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the ten consecutive trading days before such date, provided that for purposes of the application of subsection (c) to the issuance of Additional Common Stock pursuant to a public offering registered under the Securities Act of 1933, as amended (the "1933 Act"), "Market Price" means the closing price per share for the trading day preceding the effective date of the registration statement with respect to the shares offered in such public offering. The closing price for each day shall be the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the Highest reported bid and lowest reported asked price as furnished by the National Association of Securities Dealers, Inc., Automated Quotation System Level 1, or comparable system, or in the absence of either, the per-share value of the Company determined by allocating ratably to each share of Common Stock of the Company which is then issued and outstanding the amount which is equal to the sum of (i) the value of the equity in all Subsidiaries then owned by the Company, which shall be determined according to GAAP for all Subsidiaries which are not Insurance Company Subsidiaries and which, in the case of each Insurance Company Subsidiary, shall be the sum of its Surplus plus its Discounted Value of Business in force, as determined by an actuary or actuarial firm reasonably acceptable to the Investor (the costs and expenses of such determination being borne by the Company) and (ii) the book value of the other assets of the Company, all as calculated as of a date no earlier than forty-five days prior to the date of determination.

(h) The Company shall have the right, at any time or from time to time, voluntarily to reduce the current Exercise Price for such period or periods of time as the Boards of Directors of the Company may determine; provided that each such period shall be at least 30 days. In each such event the Company shall prepare a certificate of an officer of the Company stating (x) the election of the Company to reduce the current Exercise Price in accordance with this subsection (h), (y) that such election is irrevocable during the period before referred to, and (z) the period in which such reduced current Exercise Price shall be in effect. A brief summary of the provisions of such certificate shall be mailed by the Company at least 10 days prior to the date fixed for the commencement of any period in which the reduced current price shall be in effect in accordance with this subsection (h)to the Warrant Holder). Failure to receive such notice by mail, or any defect therein, shall not affect the validity or the reduction of the current price during such period. No reduction of the current Exercise Price pursuant to the provisions of this subsection (h) shall be deemed for the purposes of subsection 4(c) to alter or adjust the current Exercise Price.


(i) The Company shall not be required upon the exercise of the Warrant to issue any fraction of shares, but shall make any adjustment therefor by rounding the number of shares obtainable upon exercise to the next highest whole number of shares.

5. Registration Rights.

(a) Neither the Warrant nor the Warrant Shares have been registered with the Securities and Exchange Commission (the "Commission") under the 1933 Act, or qualified for sale pursuant to any state blue sky law, and may not be sold or transferred without such registration or qualification, except pursuant to an exemption therefrom. For purposes of this Section 5; (i) the term "Warrant Holder" shall include, and the rights granted to the Warrant Holder pursuant to this Section 5 shall extend to, the lawful holder of unregistered Warrant Shares, provided that no rights shall be hereby granted which are in violation of applicable securities laws or regulations; (ii) the terms Warrant and Warrant Holder shall include any number of Warrants subsequently issued pursuant to section 7 and the holders of those Warrants, respectively, together with any securities issuable in exchange therefor in the event of a recapitalization, stock split, merger, consolidation or other combination or exchange of shares; and (iii) the terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act. (a "registration statement") and the declaration or ordering of effectiveness of such registration statement under the 1933 Act.

(b) At any time after six (6) months from the date hereof, the holders representing at least an aggregate of 50% of the then total of the Warrants and/or Warrant Shares ("Fifty Percent Holders"), may, upon one (1) occasion, make a written request to the Company requesting that the Company effect the registration of all or a portion of the Warrant Shares (whether issued or issuable) of such holders under the 1933 Act and specifying the intended method or methods of disposition thereof. Any such requested registration may also register other unregistered Common Stock held by such Warrant Holders or holders of Warrant Shares. After receipt of such a request, the Company, shall promptly notify all holders of Warrants and Warrant Shares in writing of the receipt of such request and each such holder may elect (by written notice sent to the Company within ten (10) business days from the date of such holder's receipt of the Company's notice to have its Warrant Shares (whether issued or issuable) included in such registration pursuant to this Section 5(b) Thereupon the Company shall, as expeditiously as is possible, use its best efforts to effect the registration under the 1933 Act of all Warrant Shares and other shares of Common Stock which the Company has been so requested to register by such holders for sale, all to the extent required to permit the disposition (in accordance with the intended method or methods thereof, as aforesaid) of the Common Stock so registered.

(c) If the Company at any time proposes to file on its behalf and/or on behalf of any of its security holders ("the demanding security holders") a registration statement under the 1933 Act on any form (other than a Registration Statement on Form S-4 or S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the 1933 Act or to employees of the Company pursuant to any employee benefit plan, respectively) for the general registration of any class of its Act of 1934, as amended) to be sold for case, other than pursuant to a registration statement filed pursuant to subsection 5(b) hereof, it will give written notice to all the holders of Warrants and Warrant Shares at least sixty (60) days before the initial filing with the Securities and Exchange Commission (the "Commission") of such registration statement, which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Company. The notice shall offer to include in such filing such shares of issued or issuable Common Stock as such holders may request.

Each holder of Warrants or Warrant Shares desiring to have Common Stock (whether issued or issuable) registered under this subsection 5(c) shall advise the Company in writing within twenty (20) days after the date of receipt of such offer from the Company, setting forth the amount of such Common Stock for which registration is requested. The Company shall thereupon include in such filing the number of shares Common Stock for which registration is so requested, subject to the next sentence, and shall use its best efforts to effect registration under the 1933 Act of such shares. If the managing underwriter of a proposed underwritten public offering of Common Stock shall advise the Company in writing that, in its opinion, the distribution of the common Stock requested to be included in the registration concurrently with the securities being registered by the Company or any demanding security holder would materially and adversely affect the distribution of such securities by the Company or such demanding security holder, then the number of shares of Common Stock determined by such underwriter to be the maximum number capable of being included in such registration shall be allocated as follows: (i) first, to the shares (if any) sought to be included by the Company and the demanding security holders and (ii) second, to the shares sought to be included by the holders of Warrants and/or Warrant Shares, pro rata based upon the number of Warrants and/or Warrant Shares held by each such holder. Alteratively, in the event of such advice by the managing underwriter, any holder of the Common Stock may at its option delay its offering and sale for a period not to exceed ninety (90) days after the effective date of such registration as such managing underwriter shall reasonably request. In the event of such delay, the Company shall use its best efforts to effect any registration or qualification under the 1933 Act and the securities or blue sky laws of any jurisdiction as may be necessary to permit such holder to make its proposed offering and sale following the end of such period of delay and shall pay all expenses related thereto in accordance with
Section 5(g).

(d) If at any time the Company is eligible to use Form S-3 for registration of secondary sales of Common stock, then Fifty Percent Holders may, upon not more than two (2) occasions, request in writing that the Company register shares of Common Stock (whether issued or issuable) on such form. Upon receipt of such request, the Company shall promptly notify all holders of Warrants and/or Warrant Shares in writing of the receipt of such request and each such holder may elect (by written notice sent to the Company within ten (10) business days from the date of such holder's receipt of the Company's notice) to have its Common Stock (issued or issuable) included in such registration pursuant to this subsection 5(d). Thereupon the Company registration on Form S-3 of all Common Stock which the Company has been so requested to register by such holders for sale. Notwithstanding anything to the contrary contained in this Section 5(d), the Company shall not be obligated to register shares of Common Stock under this
Section 5(d) on more than one (1) occasion if shares of Common Stock owned by holders of Warrants or Warrant Shares have been registered on a pervious occasion pursuant to either Section 5(b) or Section 5(c). The Company shall use its best efforts to qualify for eligibility to use Form S-3 for such purposes at all times following its Initial Public Offering of any its equity securities pursuant to a registration statement filed with the Commission.

(e) Whenever the Company is required by the provisions of Section 5(b), 5(c) or 5(d) hereof to use its best efforts to effect the registration of any of its securities under the 1933 Act, the Company will, as expeditiously as is possible:

         (1) prepare and file with the Commission a registration statement with respect to such securities in connection with which the Company will give each seller, their underwriters, if any, their respective counsel and accountants, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants which have examined its financial statements as shall be necessary, in the opinion of such sellers' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the 1933 Act;

         (2) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and the prospectus current and to comply with the provisions of the 1933 Act with respect to the sale of all securities covered by such registration statement wherever the seller of such securities shall desire to sell the same; provided, however, the Company shall have no obligation to file any amendment or supplement as its own expense more than ninety (90) days after the effective date of such registration statement;

         (3) furnish to each seller such numbers of copies of preliminary prospectuses and prospectuses and each supplement or amendment thereto and such other documents as each seller may reasonably request in order to facilitate the sale or other disposition of the securities owned by such seller in conformity with (i) the requirements of the 1933 Act and (ii) the seller's proposed method of distribution;

         (4) register or qualify the securities covered by such registration statement under the securities or blue sky laws of such jurisdiction within the United States as each seller shall reasonably request, and do such other reasonable acts and things as may be required of it to enable each seller to consummate the sale or other disposition in such jurisdictions of the securities owned by such seller; provided, however, that the Company shall not be required to (i) qualify as a foreign corporation or consent to a general and unlimited service of process in any such jurisdictions, or (ii) qualify as a dealer in securities;

         (5) furnish, at the request of any seller on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the seller of such securities may reasonably request and are customarily included in such opinions and (ii) the date such securities are delivered to the underwriters, if any, for sale pursuant to such registration, from a firm of independent public accountants of recognized national standing selected by the Company, addressed to the underwriters, if any, and to the seller making such request, covering such financial statistical and accounting matters with respect to the registration in respect of which such letters are being given as the seller of such securities may reasonably request and are customarily included in such letters;

         (6) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders as soon as reasonably practicable, but not later than sixteen (16) months after the effective date of registration statement, an earnings statement covering a period of at least twelve (12) months beginning after the effective date of the registration statement, which earnings statement shall satisfy the provisions of
Section 11(a) of the Securities Act;

         (7) enter into and perform an underwriting agreement with the managing underwriter, if any, containing customary (i) terms of offer and sale of the securities, payment provisions, underwriting discounts and commissions, and (ii) representations, warranties, covenants, indemnities, terms and conditions; such sellers shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such sellers and such sellers' intended method of distribution and any other representation required by law;

         (8) notify each seller at any time when a prospectus relating to the registration is required to be delivered under the 1933 Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such seller promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that as thereafter delivered to the purchaser of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; and

         (9) keep each seller advised in writing as to the initiation and progress of any registration under Section 5(b), 5(c) or 5(d) hereof.

         (f) The Company agrees not to effect any public sale or distribution of or otherwise dispose of any equity securities of the Company or securities convertible into or exchangeable or exercisable for any of such equity securities during the seven (7) days prior to or ninety (90) days after the date any underwritten registration pursuant to Section 5(b) hereof has become effective, except as part of such underwritten registration and except pursuant to registrations on Form S-4 or S-8 or any successor or similar forms thereto, and to use its best efforts to cause each person which purchases its equity securities or any securities convertible into or exchangeable or exercisable for any such equity securities at any time after the date of this Agreement (other than in a public offering) to agree not to effect any such public sale or distribution of such securities during such period.

         (g) If the Company is required by the provisions of Section 5(b), 5(c) or 5(d) to effect the registration or qualification under the 1933 Act or any state securities or blue sky laws of any of the shares of Common Stock, the Company shall pay all expenses in connection therewith, including, without limitation, (i) all expenses incident to filing with the National Association of Securities Dealers, Inc., (ii) registration fees, (iii) printing expenses, (iv) accounting and legal fees and expenses, except to the extent the holder of Common Stock elects to engage accountants or attorneys in addition to the accountants and attorneys engaged by the Company, in which case such holder shall pay the fees and expenses of such additional accountants and attorneys,
(v) expenses of any special audits incident to or required by any such registration or qualification, (vi) premiums for insurance in such amount, if any, deemed appropriate by the managing underwriter, and (vii) expenses of complying with the securities or blue sky laws of any jurisdictions in connection with such registration or qualification; provided, however. the Company shall not be liable for (1) any discounts or commissions to any underwriter attributable to the sale of Common Stock, (2) any stock transfer taxes incurred in respect of the Common Stock sold by the sellers or (3) any fees or expenses incurred by a holder of Common Stock in connection with such registration which, according to the written instructions of any regulatory authority, the Company is not permitted to pay.

         (h) In connection with any registration or qualification of securities under Section 5(b), 5(c) or 5(d) hereof, the Company agrees to indemnify each holder of any shares of Common Stock seeking such registration and each underwriter thereof, including each person, if any, who controls the holder or such stockholder or underwriter within the meaning of Section 15 of the 1933 Act, against all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement, preliminary prospectus, prospectus or notification or offering circular (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished to the Company expressly for use therein in a writing signed by the holder of Common Stock or arising from an underwriter's or holder's failure to deliver a prospectus to a purchaser when the delivery was required by law. The Company and each officer, director and controlling person of the Company shall be indemnified by the holder of any Common Stock for all such losses, claims, damages, liabilities and expenses (including the costs of reasonable investigation) caused by any such untrue, or alleged untrue, statement or any such omission, or alleged omission, based upon information furnished to the Company expressly for use therein in a writing signed by the holder of Common Stock.

         Promptly upon receipt by a party indemnified under this Section 5(h) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 5(h), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may have to any indemnified party otherwise than under this
Section 5(h) unless such failure shall materially adversely affect the defense of such action. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party). No indemnifying party shall be liable for any settlement entered into without its consent.

         (i) If for any reason the indemnification provisions contemplated by
Section 5(h) are unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party in respect of any losses, claims, damages or liabilities referred to therein, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities referred to therein, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified patty as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party. In no event shall a holder of Common Stock be required to contribute an amount greater than the dollar amount of the proceeds received by such holder with respect to the sale of any Common Stock.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(i) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purposes) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1993 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         The contribution provided for this Section 5(i) shall survive with respect to the Company and a holder of Common Stock and shall remain in full force and effect regardless of any investigation made by or on behalf of an' indemnified party.

         (j) The indemnity agreement contained herein shall remain operative and in full force and effect regardless of (i) any termination of this Agreement,
(ii) any investigation made by or on behalf of any indemnified party or by or on behalf of the Company, its officers or directors or any other person controlling the Company and (iii) acceptance of and payment for any of the Warrant Shares.

         6. Voting Rights. The Warrant Holder shall be entitled to vote the number of Warrants held hereunder as voting Common Stock of the Company as if the.Warrant Shares were issued and outstanding as of the date of this instrument.

         7. Notice to Warrant Holder.

         In case at any time:

         (a) the Company shall take any action which would require an adjustment in the Exercise price and/or in the number of Warrant Shares pursuant to Section 4; or

         (b) the Company shall authorize the granting to the holders of its Common Stock of any distributions on Common Stock as set forth in subsection 4(b), and notice thereof shall be given to holders of Common Stock; or

         (c) the Company shall issue any Additional Common Stock or declare any dividend (or any other distribution) other than a normal quarterly dividend on its Common Stock; or

         (d) there shall be any capital reorganization or reclassification of the Common Stock (other than a change in par value or from par value to no par value or from no par value to par value of the Common Stock), or any consolidation or merger to which the Company is a party or any sale or transfer of all or substantially all of the assets of the Company; or



         (e) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

         then, in any one or more of said cases, the Company shall give written notice to the Warrant Holder, not less than 20 days before any record date or other date set for definitive action, or of the date on which such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation, or winding up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the current Exercise price and the kind and amount of the Warrant Shares and other securities and property deliverable upon exercise of the Warrant. Such notice shall also specify the date as of which the holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be (on which date, in the event of voluntary or involuntary dissolution, liquidation or winding up of the Company, the right to exercise the Warrant shall terminate).

         8. Transfer of Rights.

         This Warrant is transferable, in whole or in part, to any Partner of the Investor or to any other person; provided that no transfer hereof shall be made which violates the 1993 Act or any applicable state blue sky law or which would require registration or qualification by the Company of the Warrant pursuant to the 1993 Act or any such blue sky law. The preceding sentence does not affect the Company's obligations under Section 5. This Warrant may be assigned, at the option of the Warrant Holder upon delivery of the Warrant Assignment Form annexed as Annex B hereto duly executed and funds sufficient to pay any transfer tax imposed in connection with such assignment (if any) and, upon surrender of this Warrant to the Company. The Company shall execute and deliver a new Warrant or Warrants in the form of this Warrant with appropriate changes to reflect such assignment, in the name of the assignee or assignees named in such instrument of assignment and, if the Warrant Holder's entire interest is not being transferred or assigned, in the name of the Warrant Holder, and this Warrant shall promptly be cancelled. Any transfer or exchange of this Warrant shall be without charge to the Warrant Holder (except as provided above with respect to transfer taxes, if any) and any new Warrant or Warrants issued shall be dated the date hereof. The term "Warrant" as used herein includes all Warrants into which this Warrant or any successor Warrant) may be exchanged or issued in connection with the transfer or assignment of this Warrant (or any successor Warrant).

         9. Lost, Mutilated or Missing Warrant.

         Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction of satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

          10. Rights of the Warrant Holder.



         The rights of the Warrant Holder are limited to those expressed in this Warrant.

          11. Availability of Information.



         The Company shall comply with all applicable public information reporting requirements of the Commission (including those required to make available the benefits of Rule 144 under the 1993 Act) to which it may from time to time be subject. The Company shall also cooperate with each Warrant Holder and holder of any Warrant Shares in supplying such information concerning the Company as may be necessary for such Warrant Holder or holder to complete and file any information reporting forms currently or hereafter required by the Commission as a condition to the availability of an exemption from the 1993 Act for the sale of any Warrants or Warrant Shares.

         I 2. Successors.

         All the provisions of this Warrant by or for the benefit of the Company or the Warrant Holder shall bind and inure to the benefit of their respective successors and assigns.

         1 3. Miscellaneous.

         (a) As used herein, the term "Common Stock" shall mean and include the Company's currently authorized Common Stock, no par value per share, stock of any other class or other consideration into which such currently authorized Common Stock may hereafter have been changed and stock of any class of capital stock in distributions either of earnings or assets of the Company without limit as to amount or percentage.

         (b) As used herein, the term "Discounted Value of Business in Force" shall mean as of any date the aggregate present value of the estimated "net gain from operations after dividends to policyholders and federal income taxes (excluding tax on capital gains)" to be earned after such date by all insurance Company Subsidiaries with respect to insurance policies and annuities in effect on such date in each calendar year (or portion thereof) ending after such date and within seven years of such date, determined in accordance with actuarial assumptions then in use and other reasonable assumptions not inconsistent therewith, discounted annually at an interest rate per annum equal to the sum of
(i) 5% and (ii) the per annum interest rate, as of the last day of the preceding calendar quarter (unless such day is the last day of a calendar quarter, in which case as of such date) for U.S. Treasury securities having a seven year maturity, as published in the most recent version of U.15(519) published by the Board of Governors of the Federal Reserve System on or prior to the last day of such calendar quarter.

         (c) As used herein, the term "Surplus" means, with respect to any Insurance Company Subsidiary that issues insurance or annuity policies and as of any date, the sum of (i) gross paid in and contributed capital and surplus and
(ii) unassigned funds (surplus) less treasury stock, at cost in each case as of such date.

         (d) This Warrant shall not entitle the Warrant Holder to any rights except the rights herein expressed, and no such cash dividend paid out of earnings or surplus shall be payable or accrue in respect of this Warrant or the interest represented thereby or the shares which may be subscribed for and purchased hereunder until and unless and except to the extent that the rights represented by this Warrant shall be exercised.

         (e) The issuance of certificates for Warrant Shares upon the exercise of the Warrant shall be made without charge to the Warrant Holders of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the Warrant Holder; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         (f) This Warrant shall be construed in accordance with and governed by the law of the State of California.


         (g) The caption headings used in this Warrant are for convenience of reference only and shall not be construed in any way to affect the interpretation of any provisions of this Warrant.

         14. Notices.

         All notices, requests and other communications to either party hereunder shall be in writing (including bank wire, telecopy or similar writing) and shall be given as follows:

         For Notices to the Company:

         Thinking Tools, Inc.

         One Lower Ragsdale Drive, 1-250

         Monterey, California 94940



         For Notices to the Warrant Holder, to the address as shown on the books of the Company. Each such Notice shall be effective 72 hours after deposited in the United States mail for delivery within the United States.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer on this 1st day of July 1996.

                                     THINKING TOOLS, INC.



                                     Ms. Linda Levinson, its: President

                                     ANNEX A



                          COMMON STOCK PURCHASE WARRANT

                               Notice of Exercise

                                                                          , 199







To: Thinking Tools, Inc.

The undersigned, pursuant to the provisions set forth in Warrant No.   , hereby
irrevocably elects and agrees to purchase       shares of the Company's Common
Stock covered by such Warrant, and makes payment herewith in full therefor of
the aggregate Warrant Price of $       in the following form:



         The undersigned hereby represents that the undersigned is exercising the Warrant for its own account or the account of an affiliate for investment purposes and not with the view to any offering or distribution and that the Warrant Holder will not sell or otherwise dispose of the Warrant or the underlying Warrant Shares in violation of the applicable securities laws. If said number of shares is less than all of the shares purchasable hereunder and the undersigned is any Person other than the Investor or an affiliate of the Investor, the undersigned requests that a new Warrant certificate representing the remaining balance of the shares be registered in the name of whose address is





                                            Signature



                                            Printed Name



                                            Address